EXHIBIT 99.1

Oakley Reports Record Annual Sales of $762 Million

Optics and Retail Initiatives Drive Significant Double-Digit Growth

 Selected 2006 Highlights
 *  Net sales up 18 percent over 2005 to an annual record $762 million
 *  Net optics sales up 19 percent over 2005 to annual record
    $553 million
 *  U.S. retail net sales up 44 percent over 2005 to an annual record
    $171 million
 *  Net income totaled $45 million or $0.65 per diluted share

FOOTHILL RANCH, Calif., Feb. 8, 2007 (PRIME NEWSWIRE) -- Oakley, Inc. (NYSE:OO) today reported its preliminary unaudited results for the year ended December 31, 2006. Oakley generated record net sales of $761.9 million, an increase of 17.5 percent from $648.1 million in the prior year.

2006 net income was $44.8 million, or $0.65 per diluted share, including footwear restructuring charges of $2.0 million net of tax, or $0.03 per diluted share, consistent with the company's guidance of $0.68 per diluted share given at various times throughout the year.

"2006 was a year of strategic re-alignment for Oakley. We concentrated our efforts on five key strategies announced at the beginning of the year -- focus on optics, enhance brand development, restructure footwear, re-align apparel and expand our retail platforms," said Oakley, Inc. Chief Executive Officer Scott Olivet. "The early results have been promising as evidenced by solid sales growth across all geographies and key products, highlighted by an immediate acceleration in our optics growth."

"With the footwear restructuring complete, we will continue to focus on optics growth, solidifying our brand development efforts, re-aligning our apparel business, and expanding the retail platform," continued Olivet. "Additionally, we will increase our attention on greater international penetration and operational excellence, with a priority on acquisition integration and consumer/retailer customer service enhancements."

Olivet concluded, "We believe that these strategies, along with the brand and product portfolio effect we are seeing with the addition of Oliver Peoples, retail expansion with The Optical Shop of Aspen (OSA) acquisition, and broadening of our military business with the acquisition of Eye Safety Systems, position Oakley, Inc. for sustained, profitable growth in 2007 and beyond."

Product Category Net Sales

2006 net optics sales totaled $552.9 million, up 18.9 percent from $465.1 million in the prior year. This growth was driven by significant double-digit increases in prescription eyewear, sunglasses, and goggles as well as incremental sales from the 2006 Oliver Peoples and OSA acquisitions. These increases were partially offset by an expected, large decline in electronics sales. 2006 net sales of apparel, footwear and accessories (AFA) totaled $156.7 million, up 5.6 percent from $148.5 million in the prior year. AFA growth was tempered by the company's previously announced footwear restructuring and apparel re-alignment.

2006 net sales of other brands, which consist of non-Oakley products sold through the company's multi-branded Sunglass Icon and OSA retail stores, increased 50.9 percent to $52.2 million from $34.6 million and were driven significantly by the acquisition of OSA.

Segment Net Sales

Total 2006 net sales to worldwide wholesale customers were $590.6 million, an 11.7 percent increase from $528.9 million in 2005.

2006 net sales to U.S. wholesale customers totaled $252.6 million, up 12.9 percent from $223.6 million in the prior year, driven by a favorable impact of Oakley-branded sunglass growth and the Oliver Peoples acquisition, offset by decreased electronics sales and shipments to the company's government customers.

Oakley's 2006 U.S. retail net sales, which for reporting purposes include the company's e-commerce and telesales business, increased 43.7 percent to $171.3 million, compared with $119.2 million in 2005. The retail sales growth included a moderate increase in comparable store sales; contribution of 45 new Oakley and Sunglass Icon stores added during the last twelve months; incremental sales from the company's OSA and Oliver Peoples acquisitions; and a significant double-digit increase in e-commerce and telesales volume.

Geographic Net Sales

2006 U.S. net sales (wholesale and retail) totaled $423.9 million, an increase of 23.6 percent from $342.8 million in the prior year.

2006 net sales in the company's international business were $338.0 million, a 10.7 percent increase from net sales of $305.3 million in 2005. A weaker U.S. dollar relative to foreign currencies increased reported international net sales growth by one percentage point. During the year, the company's Americas regions saw significant double-digit optics and AFA growth; EMEA (Europe, Middle East and Africa) experienced a significant optics sales increase, offset by a modest decline in AFA growth; and, Asia Pacific had a modest increase in optics sales, partially offset by a slight decline in AFA net sales.

Gross Margin, Operating Expenses, Tax Rate

Reported 2006 gross profit as a percentage of net sales was 54.2 percent compared with 57.2 percent in 2005. Non-GAAP gross margin, as defined below, for 2006 was 55.0 percent compared to 55.2 percent for 2005. The decrease in non-GAAP gross margin versus the prior year reflects increased sales returns and markdowns, increased inventory write-downs, and increased disposal of end-of-line products. These factors were partially offset by improved sales mix towards the optics category, which generates relatively higher gross profit as a percentage of net sales, the addition of Oliver Peoples and OSA, and the favorable impact of increased manufacturing volume.

Non-GAAP gross margin for 2006 excludes footwear restructuring charges and losses from changes in fair value of foreign currency derivatives recorded in accordance with SFAS 133, which totaled $2.3 million and $4.3 million respectively, on a pre-tax basis, for the year. Non-GAAP gross margin for 2005 excludes a $13.0 million gain due to changes in fair value of foreign currency derivatives recorded in accordance with SFAS 133. A reconciliation of non-GAAP gross margin to GAAP gross profit as a percentage of sales is included in the accompanying financial data.

2006 operating expenses totaled $342.9 million, representing 45.0 percent of net sales, compared to $281.4 million, or 43.4 percent of net sales, in 2005. The year over year increase in operating expenses included costs associated with the addition of Oliver Peoples and OSA; increased variable selling costs associated with higher sales volumes; new Oakley, Sunglass Icon and OSA retail locations; higher compensation expense, including the filling of senior staff positions and a $2.3 million increase in stock-based compensation expense, reflecting the implementation of SFAS 123(R); and increased professional fees.

On an annual basis, the company's tax rate for 2006 was 34.5 percent versus 33.7 percent in 2005, which benefited from a significant tax refund from prior periods.

Balance Sheet Highlights

Accounts receivable, less allowances, totaled $109.2 at December 31, 2006, compared with $99.4 million at December 31, 2005.

The company's consolidated inventory totaled $155.4 million at December 31, 2006 compared with $119.0 million at December 31, 2005. This increase was largely driven by the acquisitions of Oliver Peoples and OSA, and the addition of 45 new Oakley and Sunglass Icon stores during the last twelve months.

Stock Repurchase Program

There is approximately $23.3 million available under the stock repurchase plans approved by the company's Board of Directors. During 2006, the company repurchased 657,100 shares at an average price of $15.75 per share.

2007 Guidance

Early in 2006, the company stated that its long-term financial goals included double digit annual sales growth, along with EBITDA and EPS growing faster than sales.

The company expects 2007 net sales in the range of $900 million to $930 million, an increase of 18 to 22 percent over 2006 net sales of $762 million. The majority of this sales growth is expected to come from its optics products and retail platform. The company expects 2007 EPS to be in the range of $0.94 to $0.97 per diluted share, an increase of approximately 45 percent over 2006 EPS.

The Financial Accounting Standards Board issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" (FIN 48) in July 2006. FIN 48 provides required accounting treatment for tax positions taken, or expected to be taken, in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The company is currently reviewing FIN 48 and has not yet determined the potential impact on its financial statements. This guidance assumes no impact from the adoption of FIN 48.

Conference Call Information

As indicated in a press release that was issued on January 31, the company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Webcast at http://investor.oakley.com through February 8, 2008. A telephonic replay of the call will be available Thursday, February 8, through midnight February 15, 2007 and can be accessed from the United States and Canada at 888-266-2081 and from international locations at 703-925-2533; passcode: 845955.

About Oakley, Inc.

Oakley is a worldwide leader in performance optics including premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Eye Safety Systems, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its worldwide wholesale business, the company operates retail locations including Oakley Stores, The Optical Shop of Aspen, and Sunglass Icon, the second largest sunglass specialty chain in the United States. The company also offers a wide selection of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Non-GAAP Measures

This press release includes disclosure of non-GAAP gross margin, which is a non-GAAP financial measure. The Company provides this non-GAAP measure as a supplement to financial results based on GAAP. Non-GAAP gross margin differs from the most comparable GAAP measure, gross profit as a percentage of net sales, by excluding footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges. A detailed reconciliation of non-GAAP gross margin to gross profit as a percentage of net sales is set forth in the table below. Investors are encouraged to review this reconciliation.

The footwear restructuring charges include provisions for estimated sales returns and markdown allowances (included in net sales) and write-downs of inventories and footwear-specific tooling, displays and equipment (included in cost of goods sold). Changes in the fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives which the Company has purchased as part of its program to mitigate risks due to fluctuations in currency exchange rates.

The Company presents non-GAAP gross margin to provide investors with additional insight into its underlying operating results. The Company believes that excluding the non-cash gains and losses from changes in the fair value of these foreign currency derivatives, and the impact of the footwear restructuring charges, provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Non-GAAP gross margin also enhances comparisons of the Company's results of operations with historical periods. Oakley's management uses non-GAAP gross margin in reviewing product margins, making product pricing decisions, and analyzing product category profitability.

Non-GAAP financial measures have certain limitations because they do not reflect all of the costs associated with the operation of the Company's business as determined in accordance with GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP gross margin in addition to, and not as a substitute for, or superior to, gross profit as a percentage of net sales determined in accordance with GAAP. The Company endeavors to compensate for the limitations of this non-GAAP measure by providing descriptions of the reconciling items and a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure so that investors can appropriately incorporate the non-GAAP measure and its limitations into their analyses. For complete information on the footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges, please see the Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and are typically identified by the use of terms such as "look," "may," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements may be expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; execution of anticipated restructuring and realignment of product categories; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives. These and additional factors are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company's Form 10-K for the year ended December 31, 2005 and as updated in the company's quarterly filings on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company is under no obligation, and expressly disclaims any obligation, to update or alter this forward-looking information.

                            OAKLEY, INC.
                 CONSOLIDATED STATEMENTS OF INCOME
           (Unaudited, in thousands, except per share data)

                                               Year Ended
                                              December 31,
                                    ----------------------------------
                                         2006              2005
                                    ----------------  ----------------
Net sales                            $   761,865       $   648,131
Cost of goods sold                       349,114           277,230
                                    ----------------  ----------------
Gross profit                             412,751           370,901

Operating expenses:
Research and development                  22,911            17,851
Selling                                  205,880           174,641
Shipping and warehousing                  20,190            17,485
General and administrative                93,934            71,426
                                    ----------------  ----------------
Total operating expenses                 342,915           281,403

                                    ----------------  ----------------
Operating income                          69,836            89,498

Interest, net                              1,457              (446)
                                    ----------------  ----------------
Income before provision for
 income taxes                             68,379            89,944
Provision for income taxes                23,591            30,284
                                    ----------------  ----------------
Net income                           $    44,788       $    59,660
                                    ================  ================

Basic net income per share           $      0.65       $      0.88
Basic weighted average shares             68,421            68,101

Diluted net income per share         $      0.65       $      0.87
Diluted weighted average shares           69,043            68,930

                             OAKLEY, INC.
                     SELECTED BALANCE SHEET DATA
                      (Unaudited, in thousands)

                                     December 31,        December 31,
                                         2006                2005
                                    --------------      --------------

Cash and cash equivalents            $  31,313           $  82,157
Accounts receivable, net               109,168              99,430
Inventories                            155,377             119,035
Accounts payable, accrued liabilities
 and income tax payable                107,519              70,013
Total debt                              46,848              22,080

                              OAKLEY, INC.
                          OTHER OPERATING DATA
                        (Unaudited, in thousands)

                                                     Year ended
                                                    December 31,
                                           ---------------------------
                                               2006            2005
                                            ----------      ----------

Net Sales by Product Category
-----------------------------
   Optics                                  $ 552,922        $ 465,050
   Apparel, Footwear and Accessories         156,701          148,452
   Other                                      52,242           34,629
                                           ---------        ---------
    Total                                  $ 761,865        $ 648,131
                                           =========        =========

Net Sales by Segment
--------------------
   U.S. Retail                             $ 171,289        $ 119,219
   Wholesale                                 590,576          528,912
                                           ---------        ---------
    Total                                  $ 761,865        $ 648,131
                                           =========        =========

Net Sales by Geography
----------------------
   United States                           $ 423,863        $ 342,847
   International                             338,002          305,284
                                           ---------        ---------
    Total                                  $ 761,865        $ 648,131
                                           =========        =========

                              OAKLEY, INC.
                             RETAIL STORES
          (Unaudited, number of stores open at end of period)

                                    December 31,          December 31,
                                       2006                  2005
                                  --------------        --------------

Oakley Stores
  U.S.                                  65                    44
  International                         15                     7
Sunglass Icon                          121                   105
Oliver Peoples                           2                     -
The Optical Shop of Aspen               20                     -
                                  --------------        --------------
Total                                  223                   156
                                  ==============        ==============

 As of December 31, 2006 there are also 13 Oakley Store, 11 Sunglass
 Icon and 3 Oliver Peoples retail locations operated by licensees.

                           OAKLEY, INC.
             RECONCILIATION OF NON-GAAP GROSS MARGIN TO
             GAAP GROSS PROFIT AS A PERCENT OF NET SALES
                     (Unaudited, in thousands)

                                Change in
                                fair value
                                   of                  Calculation
                      Reported   foreign   Footwear    of non-GAAP
                       under    currency  restructuring   gross
                       GAAP    derivatives  expenses     margin(1)
                      --------- ---------- -----------  ----------
                                 (dollars in thousands)

 Year ended
 Dec. 31, 2006
 ----------------
 Net sales             $761,865   $      -    $  (559)      $762,424
 Cost of goods sold     349,114      4,329      1,770        343,015
                       --------  ---------   --------      ---------
   Gross profit         412,751     (4,329)    (2,329)       419,409
   Gross profit as a
    % of net sales         54.2%
   Non-GAAP gross
    margin %                                                    55.0%

 Year ended
 Dec. 31, 2005
 ----------------
 Net sales             $648,131   $      -    $     -       $648,131
 Cost of goods sold     277,230    (12,988)         -        290,218
                       --------  ---------   --------      ---------
   Gross profit         370,901     12,988          -        357,913
   Gross profit as a
    % of net sales         57.2%
  Non-GAAP gross
   margin %                                                     55.2%

  (1) Non-GAAP gross margin is calculated by subtracting change in fair value of foreign currency derivatives and footwear
      restructuring expenses from amounts reported under GAAP.

CONTACT: Oakley, Inc.
         Editorial contacts:
         Lance Allega, Director of Investor Relations
         949-672-6985
         lallega@oakley.com